Exhibit 10-n-2

Schedule of Executives of the Company who are a party to the Change of Control Agreement:

Three-Year Agreement

1.	Patrick E. Allen

2.	Bruce M. King

3.	Nan Mattai

4.	Robert K. Ortberg

5.	Kent L. Statler

6.	Robert A. Sturgell

Two-Year Agreement

1.	Tatum J. Buse

2.	Philip J. Jasper

3.	Jeffrey D. MacLauchlan

4.	Colin R. Mahoney

5.	David J. Nieuwsma

6.	Robert J. Perna

7.	Jeffrey A. Standerski

8.	Douglas E. Stenske